Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees

GPS Funds I:

GuideMark Large Cap Growth Fund
GuideMark Large Cap Value Fund
GuideMark Small/Mid Cap Core Fund
GuideMark World ex-US Fund
GuideMark Opportunistic Equity Fund
GuideMark Core Fixed Income Fund
GuideMark Tax-Exempt Fixed Income Fund

We consent to the use of our report dated May 30, 2013 incorporated by reference herein and to the references to our Firm under the headings “Financial Highlights” and “Counsel, Independent Registered Public Accounting Firm and Service Providers” in the Prospectus and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP
July 31, 2013
Minneapolis, MN